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                        SUBSIDIARIES OF THE REGISTRANT


TITLE                                        STATE OF INCORPORATION
- - -----                                        ----------------------

UBC Holding Company, Inc.                    West Virginia

United National Bank                         West Virginia

United National Bank-South (1)               West Virginia

First Commercial Bank (2)                    Virginia

United Venture Fund, Inc.                    West Virginia

United Mortgage Company, Inc.                West Virginia



   (1) Merged into United National Bank on January 27, 1996.
   (2) Named changed to "United Bank" on March 18, 1996.